Investor Contact: Dave Crawford
Halyard Health, Inc.
470-448-5177
Investor.Relations@HYH.com

Media Contact: Casey Becker
Brunswick Group
646-292-3292

Halyard Health, Inc. Completes Divestiture of its S&IP Business

ALPHARETTA, Ga., May 1, 2018/PRNewswire/ -- Halyard Health, Inc. (NYSE: HYH) today announced the completion of the previously disclosed divestiture of its S&IP business to Owens and Minor, Inc. (NYSE: OMI) for $710 million, subject to certain adjustments as provided in the Amended and Restated Purchase Agreement. Halyard intends to use the approximately $600 million in net proceeds from the sale to pay off its existing Term Loan B credit facility and to fund internal investment and M&A.

“The divestiture of S&IP transforms us into a focused, pure-play medical devices business with a clear playbook for solid revenue and earnings growth,” said Joe Woody, Halyard chief executive officer. “The additional financial capacity will fund our dual-track growth strategy, focused on product innovation and strategic M&A and underpinned by a commitment to commercial excellence.”

About Halyard Health
Halyard Health (NYSE: HYH) is a medical technology company focused on delivering clinically superior breakthrough medical device solutions to improve patients’ quality of life. Headquartered in Alpharetta, Georgia, Halyard is committed to addressing some of today’s most important healthcare needs, such as reducing the use of opioids while helping patients move from surgery to recovery. Halyard develops, manufactures and markets its recognized brands in more than 90 countries. For more information, visit www.halyardhealth.com.

Forward-Looking Statements
This press release contains information that includes or is based on “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the current plans and expectations of management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may”, “believe”, “will”, “expect”, “project”, “estimate”, “anticipate”, “plan”, or “continue” and similar expressions, among others. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; S&IP separation execution; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the impact of investigative and legal proceedings and compliance risks; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; and changes in the competitive environment. Additional information concerning these and other factors that may impact future results is contained in our filings with the U.S. Securities and Exchange Commission, including our most recent Form 10-K and Quarterly Reports on Form 10-Q.